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                                                                    EXHIBIT 11.1

                           SONUS PHARMACEUTICALS, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE




                                                  Three Months Ended
                                                     March 31,
                                           ----------------------------
                                               1997          1996
                                           -----------     ------------
Net income (loss) ....................     $ 1,356,187     $(4,707,703)
                                           ===========     ===========

Weighted average shares outstanding ..       8,531,352       8,449,879
Net effect of common stock equivalents
  using the treasury stock method ....         971,005             -
                                           -----------     -----------
Shares used in computation of net
  income (loss) per share ............       9,502,357       8,449,879
                                           ===========     ===========


Net income (loss) per share ..........     $      0.14     $     (0.56)
                                           ===========     ===========





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